EXHIBIT 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2016 Q2 RESULTS

PARK CITY, Utah, April 28, 2016/PRNewswire/-Nutraceutical International Corporation (NASDAQ: NUTR) today reported results for the fiscal 2016 second quarter ended March 31, 2016. Net sales for the fiscal 2016 second quarter were $59.5 million, compared to $55.4 million for the same quarter of fiscal 2015. For the second quarter of fiscal 2016, net income was $4.6 million, or $0.49 diluted earnings per share, compared to net income of $4.1 million, or $0.43 diluted earnings per share, for the same quarter of fiscal 2015.
Net sales for the six months ended March 31, 2016 were $115.5 million compared to $108.4 million for the same period of fiscal 2015. For the six months ended March 31, 2016, net income was $8.9 million, or $0.94 diluted earnings per share, compared to net income of $7.4 million, or $0.77 diluted earnings per share, for the same period of fiscal 2015.
Operating cash flow for the six months ended March 31, 2016 was $17.3 million, compared to $11.2 million for the same period of fiscal 2015. The operating cash flow for the six months ended March 31, 2016, combined with net borrowings of $16.0 million, was primarily used to invest $26.2 million in acquisitions of natural product businesses, $4.0 million in purchases of property, plant and equipment and $3.6 million in purchases of common stock for treasury.
Bill Gay, chairman and chief executive officer, commented, “Fiscal 2016 second quarter net sales grew by 7.4%, Adjusted EBITDA increased by $1.1M, or 10.8%, and we added $0.06 per share to diluted EPS. Management is pleased with the overall growth and direction of our business and with the gains generated by recent acquisitions. We are hopeful the softness in certain areas of our international business will improve later in the year. Management now believes that consolidation synergies from the October 2015 Dynamic Health acquisition will not become fully realized until later in calendar 2017. Our February 2016 acquisition of Aubrey Organics in Tampa, Florida will enable us to consolidate certain branded offices and manufacturing operations for our personal care business. Both of these new businesses expand our current branded portfolio of products with many unique offerings for our health and natural food store customers. We are excited about the long-term growth potential these two businesses provide to our company.”

Mr. Gay continued, “Our operating cash flow and banking relationships provide a strong foundation for future acquisitions, investments in property and equipment as well as stock repurchases. The competitive and regulatory environment of our industry requires us to continually invest in updating and improving our manufacturing equipment and facilities. Management remains focused on reducing costs and improving margins in all areas of our business through process and technology innovation as well as facility integration and consolidation. Additionally, through the process of reviewing and completing acquisitions, we are continually evaluating opportunities to leverage lower-cost markets to operate parts of our business and further reduce operating costs. We thank our customers, employees, and stockholders for the support of our long-term business strategy.”
ABOUT NUTRACEUTICAL
We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers. Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements. We believe that the consolidation and integration of these acquired businesses provide ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.
We manufacture and sell nutritional supplements and other natural products under numerous brands, including Solaray®, KAL®, Dynamic Health™, Nature’s Life®, LifeTime®, Natural Balance®, NaturalCare®, Health from the Sun®, Pioneer®, Nutra BioGenesis™, Life-flo®, Organix South®, Heritage Store® and Monarch Nutraceuticals™.
We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™, Cornucopia Community Market™ and Granola’s™. We also own health food stores, which operate under various trade names, including Fresh Vitamins™ and Peachtree Natural Foods®.
            We manufacture and/or distribute one of the broadest branded product lines in the industry, with approximately 7,500 SKUs, including approximately 750 SKUs exclusively sold internationally. We believe that, as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as "believe," "expects," "plan," "intend," "may," "will," "should," "can," or "anticipates," or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements. Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) changes in or new government regulations or increased enforcement of the same including adverse determinations by regulators; (ii) unavailability of desirable acquisitions, inability to complete them or inability to integrate them; (iii) increased costs, including from increased raw material or energy prices; (iv) changes in general worldwide economic or political conditions; (v) adverse publicity or negative consumer perception regarding nutritional supplements; (vi) issues with obtaining raw materials of adequate quality or quantity; (vii) litigation and claims, including product liability, intellectual property and other types; (viii) disruptions from or following acquisitions including the loss of customers; (ix) increased competition; (x) slow or negative growth in the nutritional supplement industry or the healthy foods channel; (xi) the loss of key personnel or the inability to manage our operations efficiently; (xii) problems with information management systems, manufacturing efficiencies and operations, including system interruptions and security/cybersecurity breaches; (xiii) insurance coverage issues; (xiv) the volatility of the stock market generally and of our stock specifically; (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies; and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control. Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

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NUTRACEUTICAL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; dollars in thousands)

	March 31, 2016	September 30, 2015
Assets
Current assets, net	$89,814	$86,215
Property, plant and equipment, net	83,460	77,645
Goodwill	30,925	24,384
Other non-current assets, net	30,316	24,205
	$234,515	$212,449
Liabilities and Stockholders' Equity
Current liabilities	$20,712	$20,528
Long-term liabilities	47,684	31,674
Stockholders' equity	166,119	160,247
	$234,515	$212,449

NUTRACEUTICAL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; dollars in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Net sales	$59,492	$55,404	$115,451	$108,448
Cost of sales	29,163	28,149	57,014	55,338
Gross profit	30,329	27,255	58,437	53,110
Operating expenses
Selling, general and administrative	21,779	19,789	42,121	39,343
Amortization of intangible assets	999	728	1,980	1,460
Income from operations	7,551	6,738	14,336	12,307
Interest and other expense, net	322	273	596	570
Income before provision for income taxes	7,229	6,465	13,740	11,737
Provision for income taxes	2,611	2,369	4,881	4,290
Net income	$4,618	$4,096	$8,859	$7,447
Net income per common share
Basic	$0.49	$0.43	$0.94	$0.77
Diluted	0.49	0.43	0.94	0.77
Weighted average common shares outstanding
Basic	9,401,972	9,622,051	9,430,878	9,637,753
Diluted	9,401,972	9,626,925	9,430,878	9,643,637

NUTRACEUTICAL INTERNATIONAL CORPORATION
ADJUSTED EBITDA SCHEDULE
(unaudited; dollars in thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015

Net income	$4,618	$4,096	$8,859	$7,447
Provision for income taxes	2,611	2,369	4,881	4,290
Interest and other expense, net(1)	322	273	596	570
Depreciation and amortization	3,538	3,268	7,020	6,507
Adjusted EBITDA	$11,089	$10,006	$21,356	$18,814

(1)	Includes amortization of deferred financing fees.
Non-GAAP Financial Measures
Adjusted EBITDA (a non-GAAP measure) is defined in our performance measures as earnings before net interest and other expense, taxes, depreciation, amortization and goodwill and intangible asset impairments. We believe that Adjusted EBITDA provides useful additional information to analysts, creditors, investment bankers and management regarding operating performance and debt covenant compliance. Adjusted EBITDA has some inherent limitations in measuring operating performance due to the exclusion of certain financial elements such as depreciation and amortization and is not necessarily comparable to other similarly-titled captions of other companies due to potential inconsistencies in the method of calculation. Furthermore, Adjusted EBITDA is not intended to be an alternative to net income in determining our operating performance in accordance with generally accepted accounting principles.